Exhibit 10.2

FINAL VERSION

CONFIDENTIAL – SUBJECT TO FRE 408 AND APPLICABLE LAW EQUIVALENTS

THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN ARE STRICTLY PRIVATE AND CONFIDENTIAL AND ARE NOT TO BE DISCLOSED OR RELIED UPON IN ANY MANNER WHATSOEVER WITHOUT THE PRIOR WRITTEN CONSENT1 OF HARBIN PHARMACEUTICAL GROUP HOLDING CO., LTD. (“HAYAO”). THIS TERM SHEET IS FOR DISCUSSION AND SETTLEMENT PURPOSES AND IS SUBJECT TO THE PROVISIONS AND PROTECTIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATUTES OR DOCTRINES PROTECTING AGAINST THE DISCLOSURE OF CONFIDENTIAL INFORMATION AND INFORMATION EXCHANGED IN THE CONTEXT OF SETTLEMENT DISCUSSIONS (IN EACH CASE, WHETHER LEGAL, EQUITABLE, OR OTHERWISE AND WHETHER FEDERAL, STATE, OR OTHERWISE). NOTHING IN THIS TERM SHEET IS (NOR SHALL IT BE CONSTRUED AS) AN ADMISSION OF FACT OR LIABILITY, A STIPULATION OR A WAIVER, OR BINDING ON HAYAO. EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES. THIS TERM SHEET IS NOT (NOR SHALL IT BE CONSTRUED AS) (I) AN OFFER OR A SOLICITATION OF AN OFFER WITH RESPECT TO ANY SECURITY, OPTION, COMMODITY, FUTURE, LOAN OR CURRENCY, (II) A COMMITMENT TO UNDERWRITE ANY SECURITY, TO LOAN ANY FUNDS OR TO MAKE ANY INVESTMENT, OR (III) A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE). THIS TERM SHEET AND THE TRANSACTIONS DESCRIBED HEREIN ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, NEGOTIATION, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH HEREIN AND THEREIN.2

TermSheet

This term sheet (the “Term Sheet”) sets forth the principal terms of a transaction in which Hayao, or its designee (the “Purchaser”), shall purchase all or substantially all of the assets (the “Sale”) of GNC Holdings Inc. (“Holdings”) and its subsidiaries (collectively, the “Company”) in connection with the restructuring (the “Restructuring”) of the Company’s existing debt obligations. To facilitate the Restructuring, Hayao is also prepared (subject to all of the terms, conditions, and caveats described herein) to fund the chapter 11 cases necessary for the Company to implement the Sale. To the extent possible, this Term Sheet is intended to be appended to and incorporated as an exhibit to a restructuring support agreement (the “RSA”), to be executed by and among the Company, Hayao, and certain supporting lenders (the “Consenting Lenders”). Each element of this Term Sheet is being contemplated as (i) an integral part of a comprehensive transaction and (ii) in consideration for the other elements thereof.

[1]	Any consent required or authorized to be given hereunder in writing may be given by an electronic writing.
[2]

Without limiting the generality of the foregoing, this Term Sheet is not, and shall not be construed as: (i) an offer that is capable of acceptance, (ii) a binding agreement of any kind, (iii) a commitment of, or offer by to enter into any agreement, or (iv) an agreement or commitment (a) to commence any restructuring, reorganization, liquidation, or other proceeding, (b) file any restructuring, reorganization, liquidation or other plan, (c) enter into any transaction, or (d) vote for or otherwise support any restructuring, reorganization, liquidation, or other plan. This Term Sheet is not intended to provide the sole basis for any decision on any transaction and is not a recommendation with respect to any transaction. The recipient should make its own independent business decision based on all other information, advice and the recipient’s own judgment.

ARTICLE I – SALE AND IMPLEMENTATION

Sale:

The Purchaser will purchase all or substantially all of the assets of the Company for $760 million, which amount shall be inclusive of the full amount of:

a)  the BOC Facility (as defined below in Article II);

b)  the Second Lien Take-Back Instrument (as described below in Article III);

c)  the DIP Financing (as defined below in Article IV); and

d)  draw of a revolver up to $75 million,

which amounts shall be subject to adjustment to take proper account of the agreed upon DIP budget (including an allowance for permitted variances).

In addition, $475 million to the FILO lenders and Term Loan B lenders in amounts to be agreed, and which amounts shall not be subject to reduction under any circumstances.

Conditions to Closing:	The occurrence of the closing of the Sale shall be subject to the satisfaction of the conditions precedent as set forth in the Definitive Documents. Such conditions precedent shall be usual and customary for transactions of this type, including (without limitation), that the Bankruptcy Court shall have entered an order approving the Sale or confirming a chapter 11 plan (whichever is more efficient and expeditious) and such order shall not have been stayed or modified or subject to an appeal.

Implementation:

The Sale shall be implemented pursuant to:

(a) a bid and auction process and approved under Section 363 of the Bankruptcy Code; or

(b) in connection with confirmation of a chapter 11 plan; provided, however, that for the avoidance of doubt the terms of the Sale shall be acceptable to Hayao in its sole discretion.

Bid and Auction Process:

In the case of a bid and auction process, motion seeking approval of bidding procedures, authority to enter into the stalking horse asset purchase agreement, and approval of the stalking horse bid protections shall be filed on the petition date.

The bidding procedures and stalking horse bid protections shall be in form and substance acceptable to Hayao, including the deadlines for qualified bids, the auction, and the hearing for approval of the Sale or confirmation of a chapter 11 plan.

The Purchaser shall be the stalking horse bidder and provided with customary bid protections including a break-up fee of 3% plus costs and advisors’ fees.

Requisite Approvals:	To the extent NDRC, MOC or other PRC approvals are required, such approvals shall be obtained by closing of the Sale.

ARTICLE II – BANK OF CHINA FACILITY

BOC Facility:

Hayao will provide the Company with a new committed financing amounting to an aggregate principal amount of $400 million with Bank of China (“BOC”) that is guaranteed by Hayao (the “BOC Facility”).[3]

The terms of the BOC Facility shall be as set out in the term sheet and on such other terms as are acceptable to the Ad Hoc Group of Crossover Lenders.

Requisite Approvals:	Hayao and IVC will obtain all requisite approvals prior to closing. SAFE approvals for the BOC Facility should not be an issue since funding occurs upon the filing for SAFE. Hayao anticipates the filing for SAFE will occur prior to closing.

ARTICLE III – SECOND LIEN TAKE-BACK INSTRUMENT 4

Second Lien Take-Back Instrument:	In addition to the above, Hayao is prepared to offer a take-back instrument to be issued by the Company or a new company formed pursuant to a bid auction process, if applicable (the “Second Lien Take-Back Instrument”) to Term Loan B lenders in an aggregate principal amount not to exceed $210 million. The Second Lien Take-Back Instrument will be on the terms set forth in this term sheet and such other terms acceptable to the Ad Hoc Group of Crossover Lenders.

Issuer:	The Company or a new company formed pursuant to a bid auction process (the “Issuer”).

Amount:	$210 million.

Interest Rate:	The Second Lien Take-Back Instrument shall PIK at a rate of L+6% (the “PIK Interest Rate”).

[3]	A portion of the proceeds of the BOC Facility shall be used for exit costs, including cure costs.
[4]	All terms shall be subject to definitive documentation.

Periodic Fee:	A cash fee (a “Periodic Fee”) equal to 3% per annum of the aggregate outstanding amount of Second Lien Take-Back Instrument paid in semi-annual installments (each, a “Payment Date”). The Company will have 180 days past any Payment Date to cure any default in the payment of a Periodic Fee (as described below under Events of Default). To the extent any Periodic Fee is not paid on the applicable Payment Date, such Periodic Fee shall accrue interest at L+6% per annum until such Periodic Fee (and such accrued interest) is paid in full in cash.

Maturity Date:	The Second Lien Take-Back Instrument shall have a term of 6 years.

Rating:	The Company shall obtain a private corporate credit rating (but not a specific rating) from either Standard & Poor’s, a division of S&P Global, Inc., or Moody’s Investors Service, Inc. in respect of the Second Lien Take-Back Instrument.

Priority:

The obligations under the Second Lien Take-Back Instrument shall be secured by a second lien on all of the Company’s assets and subordinated and rank junior to the BOC Facility and any revolver for operating costs and other expenses, which revolver shall be in an amount not to exceed $175 million.

Separately and to the fullest extent permitted by law, the Second Lien Take-Back Instrument shall be secured by a first lien on (a) the right to receive the tax refund for NOL carryback pursuant to the Cares Act and, to the extent received by the Company, the tax refund (and the accounts into which such tax refund is deposited) and (b) the Company’s intellectual property; provided that when $75 million of proceeds from the Company’s intellectual property is paid in respect of the Second Lien Take-Back Instrument, the Second Lien Take-Back Instrument shall then be secured by a second lien on the remaining intellectual property collateral.

Contingent Rights on IVC Proceeds Refund:	To the extent proceeds are received by the Company from IVC under the product supply agreement or limited liability company agreement between the Company and IVC, such proceeds shall be paid on a pro rata basis to the BOC Facility and the Second Lien Take-Back Instrument (in proportion to outstanding balances on each of the BOC Facility and the Second Lien Take-Back Instrument), with total proceeds to the Second Lien Take-Back Instrument up to $27 million, which proceeds paid to the holders of the Second Lien Take-Back Instrument shall reduce the Second Lien Take-Back Instrument dollar for dollar.

Contingent Rights on Tax Refund:	In the event the Company receives a tax refund for NOL carrybacks pursuant to the CARES Act, the gross amount of such refund (without any holdback or other reduction) shall, to the fullest extent permitted by law, be promptly paid in cash to the holders of the Second Lien Take-Back Instrument and, upon such payment, the principal balance of the Second Lien Take-Back Instrument shall be reduced dollar for dollar.

Optional Prepayments:	No restrictions on optional prepayment.

Mandatory Prepayment Requirements:	The Company shall sweep 15% of its pro forma cash that is in excess of $50 million to pay off and reduce the Second Lien Take-Back Instrument on a dollar for dollar basis; provided that such sweep shall only occur if after giving effect to such sweep (a) there is no event of default under BOC Facility; (b) the Company has a minimum cash balance of $50 million; and (c) the Company has a net senior leverage of less than or equal to 2x.

Prepayment/Make Whole Premium:	None.

Conditions Precedent:	The Second Lien Take-Back Instrument would be issued upon satisfaction of conditions precedent acceptable to Hayao and the Company including: (i) the closing of the Sale or (ii) the occurrence of the effective date of a chapter 11 plan that consummates the Restructuring.

Affirmative Covenants:	Ordinary and customary, including but not limited to, quarterly and annual financial reporting and earnings calls for the holders of the Second Lien Take-Back Instrument. The Second Lien Take-Back Instrument would have no affirmative covenants more restrictive than BOC Facility, and (a) if the Company has a net senior leverage of less than or equal to 1.5x, the Company shall undertake to commence the refinancing process to refinance the entire capital structure of the Company with processes and milestones to be agreed in the definitive documents and (b) as may be agreed by Hayao and the Company, including information rights.

Negative Covenants:	Ordinary and customary negative covenants. The Second Lien Take-Back Instrument would have no negative covenants more restrictive than those set forth in the BOC Facility (subject to review of covenants in the BOC Facility), including without limitation a prohibition on debt that is senior or pari with the Second Lien Take-Back Instrument (other than the BOC Facility and the revolver set forth in this term sheet). The Company will not amend the BOC Facility or enter into any agreement that restricts the Company from performing its covenants under the Second Lien Take-Back Instrument.

Restricted Payments:	No dividends or other payments to shareholders on account of their equity in the Company until the Second-Lien Takeback Instrument is paid in full.

Financial Covenants:	None, including no leverage or other financial maintenance covenants.

Guarantee or Share Pledge:	Guarantees and liens from all Issuer subsidiaries.

Subordination of Subrogation Rights:	Any subrogation or similar rights that Hayao might otherwise acquire upon a repayment of the BOC Facility shall be subordinate to the Second Lien Take-Back Instrument and Hayao shall be stayed from seeking enforcement of any such rights, in each case unless and until the Second Lien Take-Back Instrument is repaid in full. Such arrangement shall be memorialized by a separate contractual agreement between the holders of the Second Lien Take-Back Instrument, the Purchaser and Hayao.

Events of Default:	Ordinary and customary, including but not limited to, non-payment at the maturity date, non-payment of Periodic Fee and other fees and interest, non-payment of required prepayments, and for commencing an insolvency proceeding, provided, that any failure to pay any Periodic Fee on the applicable Payment Date shall not constitute an Event of Default if paid in full (including all accrued interest on such Periodic Payment) within 180 days of such Payment Date.

Governing Law and Submission to Exclusive Jurisdiction:	State of New York

Professional Fees:	The Company shall pay the fees and expenses of Hayao’s advisors.

Definitive Documentation:	The documentation governing the Second Lien Take-Back Instrument and the BOC Facility, including credit agreement and security documents, shall be in form and substance acceptable to Hayao.

ARTICLE IV– DIP FINANCING5

DIP Terms:	Hayao, together with IVC, will provide will provide a senior secured superpriority debtor-in-possession delayed-draw term loan facility (the “DIP Facility”) in an aggregate principal amount not to exceed $75 million with a six-month maturity that will be secured by (a) perfected priming security interests and liens on all unencumbered assets, (b) perfected junior security interest and liens as to the ABL and perfected priming security interests and liens as to the TLB with respect to the ABL Collateral, and (c) perfected junior security interest and liens on the TLB Collateral (the “DIP Financing”).[6]

[6]	Such DIP financing may be provided by or arranged by Hayao, its affiliates, or its designees (the “DIP Lenders”).

Proceeds of the DIP Financing shall be used to fund the chapter 11 cases necessary to implement the Sale subject to a budget to be approved by the DIP Lender in its sole discretion.

The documentation governing the DIP Financing, including credit agreement, security documents and order shall contain customary terms (including as to representations, covenants and events of default) and protections for the DIP Lender and shall be subject to approval in the DIP Lender’s sole discretion.

The DIP Financing shall require and be conditioned on certain milestones (the “DIP Milestones”) for completing the Sale (as described herein) and other conditions, including (without limitations) stalking horse protections as required by the DIP Lender in its sole discretion. DIP Milestones shall include a sale timeline and other customary milestones.

The Company shall pay the fees and expenses of the DIP Lender’s advisors.

Adequate Protection	Existing Term Loans will be entitled to adequate protection payments; provided that such payments shall reduce the cash consideration paid to the Term Loan B Lenders under this term sheet on a dollar for dollar basis.

DIP Claims:	DIP claims shall be credit bid in connection with the Sale or become a part of the revolver, in each case, at IVC’s sole option.

Requisite Approvals:	Hayao and IVC will obtain all requisite approvals prior to funding of the DIP Financing.

ARTICLE V– ADDITIONAL TERMS

Consummation of Restructuring:	Unless otherwise agreed by the Parties, post-petition financing shall be provided by the Term Loan B Lenders and the DIP Claims shall be paid in full in cash pursuant to a chapter 11 plan.

To the extent possible, the Company, Hayao, the ABL Lenders, and the Term Loan B Lenders will execute a RSA with sufficient holdings to support the Sale (whether under Section 363 of the Bankruptcy Code or through a chapter 11 plan). The RSA shall include deadlines for court approval of the Sale, the closing of the Sale, and the confirmation and effective date of a chapter 11 plan.

The Company, Hayao, and the Consenting Lenders agree that the Company shall commence the chapter 11 cases in the Bankruptcy Court for the District of Delaware.

Tax Related Issues:	The Company and Hayao will work together in good faith and will use reasonable best efforts to structure and implement the Sale and Restructuring and the transactions related thereto in a tax efficient and cost efficient manner.

Securities Laws Issues:	The Company and Hayao will work together in good faith and will use reasonable best efforts to structure and implement the Sale and Restructuring and the transactions related thereto in a manner that complies with applicable securities laws and does not require registration thereunder.

Sale Documentation:	This Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the definitive documentation governing the Sale and the Restructuring. The material documents implementing the Sale and the Restructuring shall be materially consistent with this Term Sheet and shall be in form and substance acceptable to Hayao (collectively, the “Definitive Documents”).

Choice of Forum:	The Company, Hayao, and the Consenting Lenders agree that the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with the Sale, the issuance of the Second Lien Take-Back Instrument, and Restructuring.